Exhibit 8.1

609 Main Street Houston, TX 77002 United States +1 713 836 3600 www.kirkland.com	Facsimile: +1 713 836 3601

                  , 2023

Ramaco Resources, Inc.
250 West Main Street, Suite 1800
Lexington, Kentucky 40507
(859) 244-7455

Ladies and Gentlemen:

We have acted as counsel to Ramaco Resources, Inc., a Delaware corporation (“Ramaco”), in connection with the registration statement on Form S-1 (Registration No. 333-267152) (the “Registration Statement”) pursuant to which Ramaco is registering shares of Class B common stock (“Class B Common Stock”) to be distributed (the “Distribution”) to holders of its existing common stock (“Existing Common Stock”). All capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Registration Statement. At your request, and in connection with the filing of the Registration Statement, we are rendering our opinion regarding certain U.S. federal income tax matters.

In connection with this opinion, and with your consent, we have reviewed and relied upon the accuracy and completeness, without independent investigation or verification, of the following: (i) the Registration Statement; (ii) the proxy statement filed on Schedule 14A (the “Proxy Statement”); (iii) the statements and representations made by Ramaco in the officer’s certificate, dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificate”); and (iv) such other documents, information and materials as we have deemed necessary or appropriate.

In rendering this opinion, we have assumed, with your consent, that: (i) the Distribution of the Class B Common Stock will be consummated in accordance with the descriptions in the Registration Statement and the Proxy Statement and the documents referenced therein; (ii) all facts and information, and all statements and representations made by Ramaco, in the Registration Statement, the Proxy Statement and the Officer’s Certificate are and, at all times through the time of the Distribution, will continue to be true, complete and correct; (iii) all facts and information, and all statements and representations made by Ramaco, in the Registration Statement, the Proxy Statement and the Officer’s Certificate that are qualified by the knowledge and/or belief of any person or entity are and, at all times through the time of the Distribution, will continue to be true, complete and correct as though not so qualified; (iv) with respect to any matters as to which any person or entity represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement and, at all times through the time of the Distribution, there will be no such plan, intention, understanding or agreement; and (v) Ramaco will report the Distribution for all U.S. federal income tax reporting purposes in a manner consistent with this opinion. We also have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the legal capacity of signatories. Moreover, we have assumed that all facts, information, statements and representations contained in the documents we have reviewed were true, complete and correct at the time made and will continue to be true, complete and correct at all times through the time of the Distribution, and that all such facts, information, statements and representations can be established to the IRS or courts, if necessary, by clear and convincing evidence. If any of the assumptions described above are untrue for any reason, or if the Distribution is consummated other than in accordance with the terms and conditions set forth in the Registration Statement, the Proxy Statement and the documents referenced therein, our opinion as expressed below may be adversely affected.

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Ramaco Resources, Inc.

                    , 2023

Our opinion is based on the Code, the Treasury Regulations, case law and published rulings and other pronouncements of the IRS, as in effect on the date hereof. No assurances can be given that such authorities will not be amended or otherwise changed at any time, possibly with retroactive effect. We assume no obligation to advise you of any such subsequent changes, or to update or supplement this opinion to reflect any change in facts, circumstances or law after the date hereof. Any change in the applicable law or regulations, or any new administrative or judicial interpretation of the applicable law or regulations, may affect the continuing validity of our opinion.

Based upon and subject to the foregoing, and subject to the assumptions, qualifications, and limitations stated herein and set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences,” we are of the opinion that, for U.S. federal income tax purposes:

•	the Class B Common Stock should be treated as stock of Ramaco for U.S. federal income tax purposes;

•	the Distribution should qualify as a distribution under Section 305(a) of the Code, and therefore no income, gain or loss should be recognized by the holders of Ramaco’s Existing Common Stock as a result of the Distribution (except with respect to the receipt of cash in lieu of fractional shares);

•	no gain or loss should be recognized by Ramaco as a result of the Distribution, and

•	the Class B Common Stock should not constitute “Section 306 stock,” within the meaning of Section 306(c) of the Code.

Ramaco Resources, Inc.

                    , 2023

Our opinion relates solely to the specific matters set forth above, and no opinion is expressed, or should be inferred, as to any other U.S. federal, state, local or non-U.S. income, estate, gift, transfer, sales, use or other tax consequences that may result from the Distribution. Our opinion is limited to legal rather than factual matters and has no official status or binding effect of any kind. Accordingly, we cannot assure you that the IRS or a court will agree with our opinion.

The opinion expressed herein is being furnished in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.1 to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

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